Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS
FOR SECOND QUARTER

•	Same-store sales increase 4.4%

•	Record second quarter earnings per share of $0.20

•	Raises fiscal 2011 full year outlook

•	Accelerating new store openings in fiscal 2012

HUDSON, OH – August 25, 2010 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2011 second quarter ended July 31, 2010. Net income for the second quarter was $5.4 million, or $0.20 per diluted share, compared with a net loss of $3.2 million, or ($0.13) per diluted share, for the second quarter last year.

Net sales for the second quarter increased 4.7% to $439.3 million from $419.4 million for the same period last year. Same-store sales increased 4.4% compared with a 1.8% same-store sales increase for the second quarter last year.

Large-format store net sales for the quarter increased 3.9% to $238.2 million compared to the same period last year. Same-store sales for large-format stores increased 3.0% compared with an increase of 0.1% in the second quarter last year. Small-format store net sales for the quarter increased 5.4% to $192.4 million compared to the same period last year. Same-store sales for small-format stores increased 6.2% compared with an increase of 3.9% in the second quarter last year. Internet sales through Joann.com increased 16.0% to $8.7 million for the quarter compared to the same period last year.

Darrell Webb, chairman and chief executive officer stated, “Our results marked not only record earnings performance but also the first time in five years that we have generated positive earnings in the second quarter.  These results were driven by better than expected performance from our new stores, significant sales lift from our remodels, and successful new product assortments.” Webb concluded, “Given our solid balance sheet and cash position, we are excited to announce an acceleration of our new store openings for fiscal year 2012. We remain committed to executing our strategic initiatives and expect to deliver balanced and sustainable improvement in our results in the future.”

Net sales for the six-month period ended July 31, 2010 increased 4.6% to $919.6 million versus $879.4 million in the prior year. Same-store sales increased 4.2% for the six-month period compared with a 1.4% increase in the prior year.

Large-format store net sales for the six-month period increased 3.9% to $496.1 million compared to the prior year. Same-store sales for large-format stores increased 2.4%, versus a 0.2% decrease in the prior year. Small-format store net sales for the six-month period increased 5.1% to $404.5 million compared to the prior year. Same-store sales performance for small-format stores increased 6.6% versus a 3.4% increase in the prior year. Internet sales through Joann.com for the six-month period increased 11.8% to $19.0 million compared to the prior year.

Operating Results

Gross margins for the second quarter increased approximately 120 basis points to 50.5% compared to the same period last year primarily due to global sourcing efforts as well as improved inventory management.

Selling, general and administrative expenses for the quarter increased 0.6% to $194.5 million compared to the same period last year. Selling, general and administrative expenses as a percentage of net sales improved by approximately 180 basis points to 44.3% compared to the same period last year due to expense leverage from the increase in sales as well as continued efforts to control expenses.

Operating profit for the second quarter was $10.1 million versus an operating loss of $3.4 million for the same period last year.

Balance Sheet

The cash balance of $126.1 million at the end of the second quarter increased by $45.9 million compared to the end of the second quarter last year. The company had no debt outstanding at the end of the second quarter which was a reduction of $50.5 million compared to the end of the second quarter last year. This $96.4 million improvement in cash, net of debt, was primarily the result of cash generated from operations and improvements in working capital.

Store Openings, Closings and Remodels

During the second quarter of fiscal 2011, the company opened two large-format and two small-format stores and closed two small-format stores. Year-to-date, the company opened four large-format and ten small-format stores and closed eight small-format stores. For fiscal 2011, the company expects to open approximately 30 new stores and close approximately 25 stores.

During the second quarter of fiscal 2011, the company remodeled 16 stores of which one was transitioned from a small-format to a large-format layout. Year-to-date, the company remodeled 28 stores of which one was transitioned from a small-format to a large-format layout. For fiscal 2011, the company expects to remodel at least 40 stores during the year.

In fiscal 2012, the company expects to open at least 50 new stores and remodel at least 50 stores.

Fiscal 2011 Outlook

Based upon the company’s second quarter results and management’s operating assumptions for the remainder of the year, the company is increasing its previously announced expectations for fiscal 2011. The key considerations underlying its outlook for fiscal 2011 include:

•	Same-store sales increase of approximately 3.0% to 4.0% for the year versus the previously announced range of approximately 2.5% to 3.5%;

•	Gross margin rate improvement of 70 to 90 basis points for the year versus the previously announced range of 40 to 70 basis points;

•	Selling, general and administrative expenses, as a percentage of net sales, improvement of 50 to 70 basis points for the year versus the previously announced range of 30 to 60 basis points;

•	Capital expenditures, net of landlord allowances, for the full year in the range of $52 to $54 million versus the previously announced guidance of approximately $50 million;

•	Earnings per diluted share in the range of $3.20 to $3.35 for the year versus the previously announced range of $2.95 to $3.10;

•	Free cash flow in the range of $83 to $88 million for the year (free cash flow defined as net income plus depreciation and amortization, stock-based compensation expense and changes in working capital, less capital expenditures, net of landlord allowances);

•	Weighted-average diluted share count of approximately 27.2 million shares for the year.

Conference Call on the Web

Investors will have the opportunity to listen to the second quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the bottom of our home page and click on “Investors,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID #92501083.

Jo-Ann Stores, Inc. (http://www.joann.com), is the leading national fabric and craft retailer with locations in 48 states, including 233 large-format stores and 519 small-format stores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, risks in implementing new marketing initiatives, natural disasters and geo-political events, changes in customer demand, changes in trends in the fabric and craft industry, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, our dependence on suppliers, seasonality, disruptions to the transportation system or increases in transportation costs, energy costs, our ability to recruit and retain highly qualified personnel, our ability to manage our inventory, our ability to effectively manage our distribution network, disruptions to our information systems, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, failure to successfully implement the store growth strategy, changes in accounting standards and effective tax rates, inadequacy of our insurance coverage, cash and cash equivalents held at financial institutions in excess of federally insured limits, volatility of our stock price, damage to our reputation, and other factors. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the company’s Securities and Exchange Commission filings.

Investor Contact:	Public Relations Contact:
Brad Cohen	Lisa Greb
ICR, LLC	Director of Corporate Communications
330/463-6865	Jo-Ann Stores, Inc.
http://www.joann.com	330/463-3442

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009
(Dollars in millions, except per share data)
Net sales	$439.3	$419.4	$919.6	$879.4
Cost of sales	217.6	212.8	455.5	449.9

Gross margin	221.7	206.6	464.1	429.5
Selling, general and administrative expenses	194.5	193.3	389.9	383.7
Store pre-opening and closing costs	2.6	2.8	4.8	6.4
Depreciation and amortization	14.5	13.9	28.7	27.9

Operating profit (loss)	10.1	(3.4)	40.7	11.5
Gain on purchase of senior subordinated notes	—	—	—	(1.2)
Interest expense, net	0.5	1.5	1.4	3.1

Income (loss) before income taxes	9.6	(4.9)	39.3	9.6
Income tax provision (benefit)	4.2	(1.7)	15.7	4.2

Net income (loss)	$5.4	$(3.2)	$23.6	$5.4

Income (loss) per common share – basic	$0.21	$(0.13)	$0.90	$0.21
Income (loss) per common share – diluted	$0.20	$(0.13)	$0.87	$0.21
Weighted average shares outstanding (in thousands):
Basic	26,333	25,516	26,304	25,405

Diluted	27,215	25,516	27,279	26,093

OTHER INFORMATION
Number of stores open at period end:
Small-format stores			519	536
Large-format stores			233	222

			752	758

Square footage at period end (000’s):
Small-format stores			7,678	7,912
Large-format stores			8,412	8,202

			16,090	16,114

Average square footage per store:
Small-format stores			14,794	14,761

Large-format stores			36,103	36,946

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	July 31,	August 1,	January 30,
	2010	2009	2010
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$126.1	$80.2	$217.1
Inventories	445.6	460.1	416.8
Deferred income taxes	19.9	20.3	22.3
Prepaid expenses and other current assets	45.0	36.0	29.9

Total current assets	636.6	596.6	686.1
Property, equipment and leasehold improvements, net	297.2	302.7	293.7
Goodwill, net	11.6	11.6	11.6
Other assets	8.8	8.3	9.0

Total assets	$954.2	$919.2	$1,000.4

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$169.0	$178.5	$151.1
Accrued expenses	99.9	96.6	128.6
Senior subordinated notes – short term	—	—	47.5

Total current liabilities	268.9	275.1	327.2
Long-term debt	—	50.5	—
Long-term deferred income taxes	3.7	—	2.2
Lease obligations and other long-term liabilities	108.3	105.3	105.4
Shareholders’ equity	573.3	488.3	565.6

Total liabilities and shareholders’ equity	$954.2	$919.2	$1,000.4